Exhibit 99

Investor Contact	Media Contact
Matt Rohrmann	Keith Trivitt
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	keith.trivitt@axiscapital.com
(212) 940-3339	(212) 715-3557

AXIS CAPITAL APPOINTS BARBARA A. YASTINE TO ITS

BOARD OF DIRECTORS

PEMBROKE, Bermuda, June 27, 2018 – AXIS Capital Holdings Limited ("AXIS Capital" or “the Company”) (NYSE: AXS) today announced that Barbara A. Yastine has been appointed to the Company’s Board of Directors, effective July 1, 2018. A respected leader in the financial services and risk management sectors, Ms. Yastine was previously the CEO at Ally Bank and also served in the CFO role at Credit Suisse First Boston and in Citigroup’s Global Corporate and Investment Bank. AXIS Capital also announced that Ms. Yastine will join the Board’s Audit Committee, effective September 1, 2018.

“Barbara is an exceptional addition to our Board. She is a leader who brings deep knowledge and perspective of financial services and risk management, and is well-attuned to the trends that are reshaping the marketplace,” said Michael A. Butt, Chairman of AXIS Capital’s Board of Directors. “AXIS will benefit significantly from Barbara’s counsel, including her understanding of how to drive profitable growth through innovation.”

Ms. Yastine has held a number of senior-level management positions throughout her career. She is the past Chair, CEO and President of Ally Bank, where she guided the company’s growth in the digital and ecommerce space. Prior to that, she was Chief Administrative Officer of the bank’s parent company, Ally Financial. Before Ally Bank, Ms. Yastine was Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager. Prior to Southgate, she had been CFO of Credit Suisse First Boston. Ms. Yastine also spent 15 years at Citigroup and its predecessor companies, where she held several management positions, including CFO of Citigroup’s Global Corporate and Investment Bank, Chief Auditor and Chief Administrative Officer for its Global Consumer division. She is also a past Co-CEO of Lebenthal Holdings LLC.

Ms. Yastine currently serves on the Board of Directors of First Data Corporation, Primerica Inc. and Zions Bancorporation.

“AXIS is a remarkable company that in a short period of time has grown from a start-up to a relevant player in the global specialty (re)insurance industry, and the organization is well-positioned to further grow its leadership in the sector,” said Ms. Yastine. “With big data, new technologies and innovation reshaping the (re)insurance industry, there is a unique opportunity for AXIS to leverage this change to its advantage. I look forward to working with the Board of Directors and AXIS leadership to help the Company tap into its significant potential.”

The Board appointed Ms. Yastine following an extensive search. Ms. Yastine’s appointment increases the size of the AXIS Capital Board to 11 members, nine of whom are independent directors.

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders' equity at March 31, 2018, of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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